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                        [KPMG ACCOUNTANTS LETTERHEAD]





Offices of the Chief Accountant
SECPS Letter Files
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
WASHINGTON D.C.  20549
U.S.A.


December 3, 1996





Ladies and Gentlemen,

We were previously principal accountants for EuroMed Inc. and under the date of February 15, 1996, we reported on the consolidated financial statements of EuroMed Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1994. On November 19, 1996, we resigned.

In connection with the audits of its two fiscal years ended December 31, 1995 and the subsequent interim period through November 19, 1996, there were no disagreements between EuroMed Inc. on any matter of accounting principles of practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved by us would have caused us to make reference in connection with our opinion to the subject matter of the disagreement.

Our audit reports on the consolidated financial statements of EuroMed Inc. and subsidiaries as of and for the years ended December 31, 1995 and 1994, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

We resigned as principal accountants because we believe that the current internal control structure of EuroMed Inc. is not adequate to develop reliable financial statements.

Very truly yours,

/s/ KPMG ACCOUNTANTS LLP


Ref.:  G. Ramanathan


Copy:   Euromed Inc.            Oosterhout, The Netherlands
        Mr. R. F. Dahlson       Jackson & Walker, Dallas, TX